Exhibit 2.3

                                     RELEASE


           The undersigned, STAR SCIENTIFIC, INC., ("Star") a Delaware corporation, and STAR TOBACCO, INC., ("Star Tobacco") a Virginia corporation,

for and in consideration of the sum of $1 (one dollar) and other good and valuable consideration, individually and collectively, for themselves and for their parents, subsidiaries, affiliates, successors, assigns, officers,

directors, employees, principals, and any other person or entity claiming through Star or Star Tobacco (collectively, the "Star Releasors"), subject to the limitations set forth in the next sentence, hereby unconditionally and irrevocably release and forever discharge North Atlantic Trading Company, Inc.

("NATC"), and its past, present and future parents, subsidiaries, affiliates,

predecessors, successors, assigns, partners, officers, directors, members,

employees, principals, representatives, agents, investment bankers, advisors and attorneys (collectively, the "NATC Releasees") from any and all claims, demands,

actions, causes of action, suits, debts, damages, losses, judgments,

obligations, costs, expenses, attorneys' fees and liabilities of whatever kind or nature (upon any legal or equitable theory, whether contractual, common law,

statutory or otherwise), whether now known or unknown, accrued or unaccrued,

absolute or contingent, suspected or unsuspected, determined or speculative,

which the Star Releasors, individually or collectively, may have had, now have,

or in the future may have, whether in their own right or in a representative capacity, against the NATC Releasees, arising from the beginning of the world to the date of this Release, based upon, relating to or arising out of any act or omission, failure to act, transaction, dealing, occurrence, practice or conduct in connection with that certain Asset Purchase Agreement (the "Purchase

Agreement"), dated as of February 18, 2003, by and among NATC, Star and Star

Tobacco and the transactions contemplated thereby or any actions, acts, failures to act, statements or omissions made or performed in connection with the execution, negotiation, attempted effectuation or termination of the Purchase

Agreement or any actions taken or not taken to implement or effectuate the terms or provisions thereof. Nothwithstanding anything else in this Release to the contrary, the release given by each Star Releasor pursuant to this Release (i)

shall not become effective until Star shall have received payment of the Earnest

Money Deposit contemplated by Section 3 of the Termination and Release Agreement

(the "Termination Agreement"), dated July 15, 2003, by and among NATC, Star and

Star Tobacco; (ii) shall not relieve any party of its obligation under that certain Confidentiality Agreement, dated as of May 18, 2002, between NATC and

Star, as amended; and (iii) shall not release NATC of its obligations under the

Termination Agreement.


                     The Star Releasors represent and warrant that they each

have read this Release carefully, each have discussed this Release or been given a reasonable opportunity to discuss this Release with their attorneys, each fully understands the terms of this Release, and each is signing this Release voluntarily and of their own free will.


                     The Star Releasors further each represent and warrant that the person(s) who executed this Release on their behalf have full authority to do so and to bind them as parties to this Release.


                     IN WITNESS WHEREOF, Star and Star Tobacco have each caused this Release to be signed as of this 15th day of July, 2003.



                                          STAR SCIENTIFIC, INC.

                                          By: /s/  Paul L. Perito
                                              ---------------------------------
                                              Name: Paul L. Perito
                                              Title: Chairman, President, C.O.O




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
                                          STAR TOBACCO, INC.

                                          By: /s/  David M. Dean
                                              ---------------------------------
                                              Name: David M. Dean
                                              Title: Secretary and Treasurer
























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
State of Maryland     )
                      : ss.:
County of Montgomery  )


                     On this 15th day of July 2003, before me personally came

Paul Perito, to me known, who, being by me duly sworn did depose and say that he is the Chairman, President and Chief Operating Officer of Star Scientific, Inc.,

which executed the foregoing instrument, that he has authority to sign said instrument and to bind the. Star Scientific, Inc., and that he has signed his name thereto by his authority.

                                                    /s/  Kathryn A. Caputo
                                                    ---------------------------
                                                    Notary Public

                                                          [Seal]

State of Virginia     )
                      : ss.:
City of Petersburg    )


                     On this 15th day of July 2003, before me personally came

David M. Dean to me known, who, being by me duly sworn did depose and say that he is the Secretary and Treasurer of Star Tobacco, Inc., which executed the foregoing instrument, that he has authority to sign said instrument and to bind the. Star Tobacco, Inc., and that he has signed his name thereto by his authority.


                                                    /s/ Jerri M. Fulkerson
                                                    ---------------------------
                                                    Notary Public

                                                          [Seal]





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